Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 29, 2025, relating to the financial statements and financial highlights of Innovator IBD® Breakout Opportunities ETF and Innovator IBD® 50 ETF, each a series of Innovator ETFs Trust, which are included in Form N-CSR for the year ended October 31, 2025, and to the references to our firm under the headings “Questions and Answers”, “Appendix B – Financial Highlights of the Target Funds” and “Other Service Providers” in the Combined Proxy Statement and Prospectus and “Investment Adviser and Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 22, 2026